Exhibit 99.1

Press Release Dated May 5, 2015

NEWS RELEASE

May 5, 2015

Farmers Capital Bank Corporation to Repurchase Final Portion of its Outstanding Preferred Stock

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced on May 5, 2015 that the Federal Reserve Bank of St. Louis approved its request to repurchase the final 10,000 shares of its remaining outstanding Series A preferred stock. The Company will redeem, on a pro-rata basis, the preferred shares at the stated liquidation value of $1,000 per share, plus any accrued dividends. The timing of the repurchase has yet to be determined, but is expected to be completed during the second quarter of 2015. The total redemption amount will be $10.0 million, plus accrued dividends at 9.0% per share.

The Company originally issued 30,000 shares of its Series A preferred stock in 2009. The current action will be the third and final partial redemption of the original shares issued. No additional debt or equity was issued in connection with the previous redemptions. Likewise, none will be issued in connection with the current redemption.

“We are pleased to be able to redeem the final portion of our outstanding preferred stock,” said Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Repurchasing the preferred shares is a significant milestone for the Company and represents full repayment of the shares originally issued through the U.S. Treasury’s Capital Purchase Program.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.